                           SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:
[_]  Preliminary Proxy Statement
[_]  Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                             MILLIPORE CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):\

[_]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(1)(2) or
     Item 22(a)(2) of Schedule 14A.
[_] $500 per each party to the controversy pursuant to Exchange Act Rule 12a-6(i)(3)
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------
     (5) Total fee paid:

     -------------------------------------------------------------------------
[_]  Fee paid previously with preliminary materials.
[_]  Check box if any part of the fee is offset as provided in Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:

     -------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------
     (3) Filing Party:

     -------------------------------------------------------------------------
     (4) Date Filed:

     -------------------------------------------------------------------------

                               [MILLIPORE LOGO]

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To Be Held April 27, 2000

To the Stockholders of
 Millipore Corporation

  The Annual Meeting of Stockholders of Millipore Corporation ("Millipore") for 2000 will be held at Millipore's Offices, 80 Ashby Road Bedford, Massachusetts 01730 on Thursday, April 27, 2000 at 11:00 a.m. local time, for the following purposes:

  1.To elect for a three-year term (expiring in 2003) the three Class I
     Directors; and

  2. To transact such other business as may properly come before the meeting and any adjournments thereof.

  Stockholders of record on the books of Millipore at the close of business on March 3, 2000 will be entitled to receive notice of and to vote at the meeting and any adjournments thereof.

                                          By Order of the Board of Directors
                                          Jeffrey Rudin, Clerk

Bedford, Massachusetts
March 17, 2000

  Whether or not you expect to attend the Annual Meeting in person, please complete, sign and return the enclosed Proxy promptly to assure your representation at the meeting.

                             MILLIPORE CORPORATION
                                 80 Ashby Road
                         Bedford, Massachusetts 01730
                                 781 533-6000

                               ----------------

                                PROXY STATEMENT

                               ----------------

  This Proxy Statement is being furnished to stockholders of Millipore Corporation (hereinafter "Millipore" or the "Company") in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of Millipore, and at any adjournments thereof. The meeting will be held at the offices of Millipore, 80 Ashby Road, Bedford, Massachusetts on Thursday, April 27, 2000 at 11:00 a.m. This solicitation of proxies is being made on behalf of Millipore by its Board of Directors. This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about March 17, 2000.

  The Board of Directors of Millipore has fixed the close of business on March 3, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. As of March 3, 2000, there were approximately 45,660,000 shares of Millipore Common Stock issued, outstanding and entitled to vote. Each stockholder is entitled to one vote per share of Common Stock held by such stockholder on each matter submitted to a vote.

  All properly executed proxies will be voted at the meeting in accordance with the instructions contained thereon. Unless a contrary specification is made thereon, it is the intention of the persons named on the accompanying proxy to vote FOR the election of the nominees for Directors, and otherwise in the discretion of the proxies. A stockholder executing and returning a proxy has the power to revoke it at any time before it is voted at the meeting by filing with the Clerk of Millipore an instrument revoking it, by submitting a duly executed proxy bearing a later date, or by attending the meeting and voting in person. Attendance at a meeting will not, in and of itself, constitute revocation of a proxy.

  Millipore will bear the costs of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by the Directors, officers and employees of Millipore, without additional compensation to them. Arrangements have been made with Corporate Investor Communications, Inc., to solicit proxies from brokerage houses, custodians, nominees and other fiduciaries and to provide for the forwarding of solicitation materials to the beneficial owners of stock held of record by such persons. It is estimated that the cost of such solicitation arrangements will be approximately $5,500 plus reimbursement of such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection with the forwarding of solicitation materials.

                          CONFIDENTIAL VOTING POLICY

  Millipore has in effect a Confidential Stockholder Voting Policy which is intended to encourage stockholders to cast votes on issues presented to them as stockholders without concern for the impact that their vote might have on their other relationships with Millipore, whether as employee, supplier, customer, or in any other capacity. The policy provides, among other matters, that Millipore will arrange for the tabulation of all stockholder votes by representatives of its transfer agent or by persons who are otherwise unaffiliated with Millipore and not in the employ of the Company. The persons who tabulate votes and who have custody of proxies, ballots and other voting materials have been instructed as to this policy of confidentiality and to handle all such materials (or to destroy them) in a way that does not reveal the identity and vote of any stockholder specifically, and have been asked to certify compliance with this policy at the completion of each meeting of stockholders.

  Millipore's Confidential Voting Policy does not interfere with the entitlement of its officers, employees and agents to seek the identity of those stockholders who have not voted for the purpose of encouraging them to do so.

  In the event of a proxy contest, or the like, Millipore need not abide by its policy of confidentiality unless the opposition similarly agrees to do so.

  Failure in any instance to conform to this policy shall not invalidate any ballot or proxy or otherwise affect any action taken by stockholders of Millipore.

  Millipore has retained BankBoston, N.A., its Transfer Agent, to tabulate the vote in connection with the matters to be acted upon at the Annual Meeting and has instructed the Bank as to the Company's Confidential Stockholder Voting Policy.

  The holders of a majority in interest of all stock issued, outstanding and entitled to vote are required to be present in person or be represented by proxy at the Meeting in order to constitute a quorum for the transaction of business. When any matter to be acted upon at the Annual Meeting requires, in accordance with the laws of the Commonwealth of Massachusetts, a favorable vote by stockholders who hold at least a majority of the Common Stock outstanding, both abstentions and broker "non votes" will be considered a vote "Against" the matter; when the matter to be acted upon requires only a favorable vote by stockholders who hold either a plurality or a majority of the shares present and eligible to vote at the meeting, abstentions will again be considered a vote "Against" the matter; but broker "non votes" will have no affect on the outcome, i.e., they will not be considered.

                     MANAGEMENT AND ELECTION OF DIRECTORS

  Millipore's By-laws provide for the division of the number of its Directors into three classes. The term of one class of Directors expires each year in rotation so that one class is elected at each Annual Meeting for a full three-year term (except with respect to Directors being elected to fill vacancies).

  Stockholders this year will be voting on the election of the three individuals identified as Class I Directors, whose terms will expire at the Annual Meeting of Stockholders in 2003. Each nominee in Class I is now a director of Millipore and was elected as such at the 1997 Annual Meeting of Stockholders. All nominees have been designated as such by the Board of Directors based on the recommendations of the Governance and Public Policy Committee, none of the members of which is an employee of Millipore. Seven Directors will continue in office for the remainder of the terms indicated below. In accordance with the Company's retirement policy for Directors, Samuel C. Butler (a member of the Class II Directors) retired from the Board of Directors on March 10, 2000. On February 17, 2000, the Board of Directors elected Prof. Dr. Daniel Bellus (effective March 10, 2000) to fill the vacancy in Class II for the remainder of the term (see p. 6). At a meeting of the Board of Directors held on September 23, 1999, Richard J. Lane was elected a Director of Millipore to fill the vacancy in Class III for the remainder of the term of Charles D. Baker, a director who had retired previously.

  Unless otherwise specified, the accompanying form of proxy will be voted for the election of the nominees listed below. A stockholder may withhold his or her vote from any nominee by notation of that fact on the enclosed proxy. All nominees have consented to being named herein and have agreed to serve if elected. If any such nominee should become unable to serve, a circumstance which is not anticipated, the proxies may be voted to fix the number of Directors at such lesser number as are available to serve, or for a substitute nominee designated by the Board of Directors.

  A favorable vote by stockholders who hold at least a plurality of the Common Stock of Millipore present or represented by proxy at the Annual Meeting and voting thereon is required for the election of the Class I Directors.

    Nominees for Election as Directors for Terms Expiring in 2003 (Class I)
-------------------------------------------------------------------------------


               Mark Hoffman, 61, Independent Investor and Consultant
  [PHOTO]

               Mr. Hoffman received an undergraduate degree from Harvard College, a Masters degree in economics from Cambridge University and an M.B.A. from the Harvard Graduate School of Business Administration. In 1963, as an M.I.T. Fellow in Africa, Mr. Hoffman joined the East African Common Services Organization. In 1966, Mr. Hoffman joined International Finance Corporation (investment banking affiliate of the World Bank). From 1969 to 1974, Mr. Hoffman served as a Director of Hambros
Bank, Ltd., London, England. From 1975 to 1981, Mr. Hoffman was a Director, Senior Vice President and Chief Financial Officer of George Weston, Ltd., and was appointed President of its Resource Group in 1981. From 1982 until 1984, when he undertook his current activities as an independent investor and consultant, Mr. Hoffman served as Managing Director of Guinness Peat Group p.l.c., engaged through subsidiaries worldwide in merchant banking, insurance brokerage, leasing, property, energy and other management and financial service activities. Mr. Hoffman is currently Chairman of Cambridge Research Group Ltd., a development capital and technology transfer company in Cambridge, England and of Hamilton Lunn Holdings Limited, an independent advisory and investment firm. Mr. Hoffman also serves as a Director of George Weston Limited, Toronto; Advent International Corporation, Boston; and as Chairman of Hermes Lens Asset Management Limited and Guinness Flight Venture Capital Trust PLC, London.



Member: Audit and Finance Committee          First elected a Director:     1976

-------------------------------------------------------------------------------

               John F. Reno, 60, Retired Chairman, President and Chief Executive Officer, Dynatech Corporation

  [PHOTO]
               Mr. Reno received an undergraduate degree from Dartmouth College and an M.B.A. from Northwestern University. In 1964, Mr. Reno joined G. H. Walker & Co., an investment banking firm in New York City, and served in various capacities prior to becoming a partner in that firm. In 1974, Mr. Reno joined Dynatech Corporation, manufacturer of a diversified line of proprietary electronic microprocessor-based equipment, instruments and systems, as General Manager and President of the Cryomedical Division. He subsequently held a number of senior management positions, including Vice President for Corporate Development (1979); Senior Vice President for Corporate Development (1982); Executive Vice President
(1987) and President and Chief Operating Officer (1991). From 1993 until his retirement in 1999, Mr. Reno served as President and Chief Executive Officer of Dynatech. He was also a member of the Board of Directors of Dynatech from 1993 (becoming Chairman of the Board, 1996) until his retirement. He is a Trustee and Vice-Chairman of the Boston Museum of Science and Chairman of the Nominating Committee. Mr. Reno is the founder of "A Better Chance" program for disadvantaged youths in Winchester, Massachusetts, and a Director of the Massachusetts Business Roundtable and the Massachusetts Telecommunications Council. He is also a Director of Nelson Irrigation Corporation and a Director of WGBH, Boston.


Member: Governance and Public Policy Committee
                                             First elected a Director:     1993

--------------------------------------------------------------------------------

  [PHOTO C. William Zadel, 56, Chairman, President and Chief Executive Officer, Millipore Corporation



                  Mr. Zadel graduated from the United States Military Academy at West Point, N.Y., where he received a Bachelor of Science degree and his commission in the U.S. Marine Corps in 1965. He also received an M.B.A. from the University of Chicago. After completing his military service in 1969, Mr. Zadel joined Quaker Oats Co., a consumer products manufacturer, where he served in several management positions in that Company's personnel, manufacturing and marketing operations.
From 1974, when he joined Johnson & Johnson, Co., until 1977, Mr. Zadel served in various management capacities with this manufacturer of medical and healthcare products and supplies. In 1977, Mr. Zadel became Manager of Corporate Strategic Planning for Abbott Laboratories, a pharmaceutical and diagnostic device manufacturer, assuming the position of General Manager of Abbott Medical Electronics Corporation in 1979. In 1983, he joined Corning Glass Works (now Corning Inc.), a manufacturer of laboratory science and specialty materials, as Vice President of Business Development, becoming Senior Vice President of Corning's Americas Operations in 1985. In 1986, Mr. Zadel became President and Chief Executive Officer of the Ciba Corning Diagnostics Corp. (the joint venture between Ciba-Geigy, a Swiss pharmaceutical company and Corning Inc., which became a wholly-owned subsidiary of Ciba-Geigy in 1989 and was acquired by Chiron Corporation in 1995). On February 20, 1996, Mr. Zadel was elected, effective April 1, 1996, Chairman, President and Chief Executive Officer of Millipore Corporation. Mr. Zadel currently serves on the Board of Directors of Kulicke and Soffa Industries, Inc. and Matritech, Inc. He is a trustee, and member of the Nominating and Marketing Committees of the Boston Museum of Science and a member of the American Business Conference. Mr. Zadel is Chairman of the Board of Directors of the Massachusetts High Technology Council (February 1999). He also served as Chairman of the Health Industry Manufacturers Association (1994-1995).

                                              First elected a Director:     1996

                         DIRECTORS CONTINUING IN OFFICE

      Term Expiring at the 2001 Annual Meeting of Stockholders (Class II)
--------------------------------------------------------------------------------

  [PHOTO]         Prof. Dr. Daniel Bellus, 62, University of Fribourg
                  (Switzerland)



                  Prof. Dr. Bellus received his Master's Degree and a Ph.D. in Chemistry from Slovak Technical University (Bratislava) in 1967. He continued his studies as a Postdoctoral Fellow at the Federal Institute of Technology (ETH) in Zurich (1967-
                  1969). From 1969-1996, Prof. Dr. Bellus served in positions of increasing responsibility with Ciba- Geigy Ltd., a Swiss pharmaceutical company in Basel: Department Head, Central Research Laboratories (1969-1981); Director, Central Research
Laboratories, responsible for development of several emerging synthetic methodologies (1981-1985); Director, Research & Development, Agricultural Division of Ciba-Geigy worldwide (1985-1991) and Director, Corporate Research Units, responsible for the direction of Ciba-Geigy's research programs and collaborative strategic alliances world-wide in areas of bioorganic chemistry and biomaterials. Since 1980, he has also lectured as a Professor at the Institute of Organic Chemistry, University of Fribourg. Since 1997, he has been President and CEO of "Bellus Science and Innovation, International Consulting," located in Riehen/Basel (Switzerland) and a global Head of Additives Research of Ciba SC Inc., Basel. Prof. Dr. Bellus has been a named inventor on 48 patents and is the author or co-author of numerous scientific papers relating to the synthesis and use of compounds for the chemical and pharmaceutical industries. He has received numerous scientific honors including Gold Medal of the Slovak Chemical Society (1993); Fellow of the Royal Society of Chemistry (U.K.) (1996); Honorary Ph.D. of Czech Technical University (Prague) (1997) and Foreign Fellow of the Japan Society for the Promotion of Science (1999). Prof. Dr. Bellus is a member of many scientific societies, including American Chemical Society; European Industrial Research Management Association and the American Association for the Advancement of Science. He also serves as a member of the Board of Swiss Chemical Society and as a member and delegate of Swiss IUPAC Committee. Prof. Dr. Bellus is Chairman of the Board of the Ciba SC Research Foundation. On February 17, 2000, Prof. Dr. Bellus was elected to the Board of Directors of Millipore effective March 10, 2000.

Member: Management Development and Compensation Committee
                                              First elected a Director:     2000

--------------------------------------------------------------------------------

  [PHOTO]
                  Robert C. Bishop, 57, Chairman of the Board, AutoImmune,
                  Inc.

                  Dr. Bishop received his undergraduate degree from the University of Southern California and an M.B.A. from the University of Miami, Florida. He received a Ph.D. degree in Biochemistry from the University of Southern California. In 1976, Dr. Bishop joined American Hospital Supply Corporation
                  (AHSC), a manufacturer and distributor of health care products, and served in various research and development positions until 1981. Dr. Bishop subsequently held a number of senior management positions with AHSC including: Vice President, Planning and Business Development for Laboratory and International businesses (1981-
1984); Vice President, General Manager of Operations, American BioScience Division (1984-1985) and Vice President, Planning and Business Development, Medical Sector (1985-1986). In 1986, Dr. Bishop joined Allergan, Inc., manufacturer of eye care and skin care products, as President of the Allergan Medical Optics Division, becoming Senior Vice President of Corporate Development in 1988. In 1989, he became President of the Allergan Pharmaceuticals Division and President of the Therapeutics Group in 1991. From 1992-1999, Dr. Bishop served as President and Chief Executive Officer of AutoImmune, Inc., a biopharmaceutical company. During 1999, he assumed his current position as Chairman of the AutoImmune Board of Directors. He has been awarded several U.S. patents in the medical products field. Dr. Bishop serves as a member of the Board of Directors of Quintiles Transnational Corporation.

Member: Management Development and Compensation Committee
                                              First elected a Director:     1997

--------------------------------------------------------------------------------

                  Robert E. Caldwell, 63, Retired Vice President and General
  [PHOTO]         Manager, Digital Semiconductor Division of Digital Equipment
                  Corporation

                  Mr. Caldwell received his B.S. and M.S. degrees in physics from Arizona State University. After serving in various engineering and product management positions: Dickinson Electronics (1966-1968) and Motorola, Inc. (1968-1975), Mr. Caldwell joined Fairchild Camera & Instrument Corporation, a semiconductor manufacturer, in 1975. He served in various management positions: Engineering Manager (1975-1979); Business Unit Manager (1979-1981) and General Manager of the
Gate Array Division of Fairchild (1981- 1983), and was granted two U.S. Patents for silicon wafer processing. In 1983, Mr. Caldwell joined Mostek Corporation, a supplier of semiconductor memory as Senior Vice President of the Diversified Products Division of Mostek, and served in that capacity until 1986. From 1986-1990, Mr. Caldwell served as Senior Vice President and General Manager of the Semiconductor Group of Siemens Components, Inc. manufacturer of electronic and electromechanical components. From 1990 until his retirement in September 1998, Mr. Caldwell served as Vice President and General Manager of Digital Semiconductor Division of Digital Equipment Corporation, supplier of networked computer systems, software and services.

Chair: Management Development and Compensation Committee
                                              First elected a Director:     1996

      Term Expiring at the 2002 Annual Meeting of Stockholders (Class III)
--------------------------------------------------------------------------------


                  Elaine L. Chao, 46, Distinguished Fellow, The Heritage
  [PHOTO]         Foundation

                  Ms. Chao received her A.B. degree in economics from Mount Holyoke College and an M.B.A. from the Harvard Business School. After business school, Ms. Chao joined Citicorp, New York, specializing in transportation finance. In 1983, she was selected as a White House Fellow to serve in the Office of Policy Development at The White House. After the White House, Ms. Chao returned to banking as Vice President of Syndications at BankAmerica Capital Markets Group, San
Francisco, CA. In 1986 she was appointed Deputy Administrator of the Maritime Administration and subsequently Chairman of the Federal Maritime Commission in 1988. In 1989, Ms. Chao was appointed Deputy Secretary of the U.S. Department of Transportation. In 1991, she was appointed Director of the Peace Corps, the world's largest international volunteer organization, where she started the first Peace Corps programs in the former Soviet Union. In 1992, Ms. Chao was recruited to be President and Chief Executive Officer of United Way of America during its most severe crisis. Under her tenure, integrity and public confidence was restored to America's premier charitable organization. In 1996, Ms. Chao joined The Heritage Foundation, the premier policy research institute in Washington, D.C as a Distinguished Fellow. Ms. Chao is the recipient of numerous honors and awards for her professional accomplishments and community service. She is the recipient of eleven honorary degrees and serves on a number of nonprofit and corporate boards.

Member: Governance and Public Policy CommitteeFirst elected a Director:     1998

--------------------------------------------------------------------------------

  [PHOTO]         Maureen A. Hendricks, 48, Managing Director, Salomon Smith
                  Barney, Inc.

                  Mrs. Hendricks received her A.B. Degree from Smith College in 1973, and subsequently attended the Harvard Business School Program for Management Development (1980). In 1973, Mrs. Hendricks joined the New York investment banking firm of J.P. Morgan & Co., where she served in various management positions within the firm including International Financial Management (1980-1983); U.S. Banking Department (1984-1988) and Structured Finance (1988-1991). From 1991-1993, Mrs.
Hendricks served as the senior manager of the firm's European Equities and Equity Derivatives business in London, England and was a Director of J.P. Morgan Securities Ltd. Mrs. Hendricks returned to New York to serve as the head of the firm's Global Debt Capital Markets and had responsibility for the firm's corporate fixed income activities in North America and was a Director of J.P. Morgan Securities, Inc. In March, 1996, Mrs. Hendricks was named Managing Director in charge of New Business Development of J.P. Morgan. In May, 1997 Mrs. Hendricks joined Salomon Brothers Inc. as Managing Director/Co-Head of Global Energy. Since the acquisition of Salomon Brothers by The Travelers Group and the latter's subsequent merger with Citicorp, she is now Head of the Global Energy and Power Group of the combined Salomon Smith Barney, Inc.
Mrs. Hendricks previously served on the Board of Directors of the Young Women's Christian Association (YWCA) of the U.S.A. and the New Jersey Shakespeare Festival.

Chair: Audit and Finance Committee            First elected a Director:     1995

--------------------------------------------------------------------------------


                  Richard J. Lane, 49, President, Worldwide Medicines,
  [PHOTO]         Bristol-Myers Squibb Company

                  Mr. Lane received an undergraduate degree from Temple University in 1973 and an M.B.A. in 1978 from The Wharton School, University of Pennsylvania. From 1973 to 1980, Mr. Lane held various sales and product management positions with Lederle Labs (1973-1979) and A.H. Robins & Co. (1979-1980).
                  In 1980 Mr. Lane joined Merck & Company, Inc., a leading pharmaceutical company, and served in positions of increasing responsibility in marketing and business planning and development, including Director, Business Development (1984-1986); Executive Director of Marketing (1989- 1990); Managing Director, Merck, Sharp and Dohme (Europe) in the U.K. (1990-1991); Senior Vice President, Europe, Merck Human Health Division (1991-1993) and President, Merck Human Health North America
(1994). In 1995, Mr. Lane joined Bristol-Myers Squibb Company, a diversified worldwide health and personal care products company as Senior Vice President, Marketing and Medical, U.S. Primary Care Division, becoming President, U.S. Pharmaceutical Primary Care Division (1997) and President, U.S. Pharmaceutical Group (1997-1998). In 1998, Mr. Lane
assumed the position of President, U.S. Medicines and Worldwide Franchise Management. He was also responsible for the Company's U.S. and Japan Consumer Medicines businesses. In January, 2000, Mr. Lane assumed responsibility as President, Worldwide Medicines, Bristol-Myers Squibb. Mr. Lane serves as a member of numerous civic and non-profit associations, including membership on: the Board of Directors, Juvenile Diabetes Foundation of Mid-Jersey; the Board of Directors for the National Pharmaceutical Council; and the Board of Directors for the American Foundation of Pharmaceutical Educators. Mr. Lane is also a member of the Board of Trustees for the Healthcare Institute of New Jersey.

Member: Audit and Finance Committee           First elected a Director:     1999

--------------------------------------------------------------------------------


                  Thomas O. Pyle, 60, Independent Business Advisor and
  [PHOTO]         Corporate Director of Healthcare Organizations

                  Mr. Pyle attended Massachusetts Institute of Technology (1956-1957). From 1957-1965, Mr. Pyle served in various capacities in the television production and advertising industries. After receiving his M.B.A. from the Harvard Graduate School of Business Administration in 1967, Mr. Pyle joined the retailing industry and served in various capacities until 1969. From 1969-1972, Mr. Pyle was with the Boston Consulting Group, Inc., becoming a Vice President in
1971. In 1972, he joined Harvard Community Health Plan, Inc., and was Chief Executive Officer and a Director from 1978 to 1991 (excluding a year of independent study at the University of Oxford, 1990). In 1992, he became Senior Advisor to the Boston Consulting Group, Inc. From October 1993 to September, 1994 Mr. Pyle served as Chief Executive Officer, MetLife HealthCare Management Corp., Inc., subsequent to which he rejoined the Boston Consulting Group, Inc. and served in his prior capacity as Senior Advisor to the Group, until late 1997. Mr. Pyle served as a Director of Controlled Risk Insurance Company, Ltd. from 1976-1996 (Chairman 1976-1989) and rejoined the Board of Directors in 1999. He is also a Director of a related organization, Risk Management Foundation of the Harvard Medical Institutions. Mr. Pyle serves as a director of several healthcare-related organizations including The Codman Group; Lincare Holdings, Inc.; and eMed Technologies. He is also a member of the Board of Directors of Medical Education for South African Blacks.


Chair: Governance and Public Policy Committee First elected a Director:     1987

Committees, Meetings and Fees of Directors

  The Millipore Board of Directors has three standing committees.

  The Audit and Finance Committee is responsible for recommending the selection of the independent accountants; reviewing the scope of and fees for services rendered as well as the results of the independent audit; reviewing matters relating to internal audit functions; establishing policy as to those services which may be performed by Millipore's principal independent accountants; reviewing Millipore's policies and procedures concerning business ethics and internal controls; and reviewing Millipore's annual reports. This Committee also reviews Millipore's short term and long term financial plans, and other matters concerning corporate finance as well as the financial position of the Trust for Millipore Corporation Invested Employee Plans in order to assure that sufficient provision has been made to meet the financial obligations of such plans. The Audit and Finance Committee met four times during 1999.

  The Governance and Public Policy Committee recommends nominees for election as directors to the full Board of Directors. It also evaluates and makes recommendations with respect to the structure of the Board itself, the responsibilities and membership of the various Committees of the Board, and the role of the Board in relation to management. It also has oversight authority on corporate governance matters. In addition, it serves a public policy function, which includes consideration of questions of social responsibility. In its nominating capacity, this Committee considers recommendations for nominee candidates from other directors, management and stockholders. Stockholders wishing to submit candidates for consideration as nominees may do so by directing an appropriate letter and resume to Jeffrey Rudin, Vice President and General Counsel of Millipore. The Governance and Public Policy Committee held four meetings during 1999.

  The Management Development and Compensation Committee is composed of independent directors who are not officers or employees (or former officers or employees) of the Company and do not have "interlocking" or other relationships with Millipore that would detract from their independence as Committee members. It reviews the qualifications of Millipore's officers and nominates them for election by the full Board. It also fixes, subject to approval by the full Board, the annual compensation of the Chief Executive Officer and approves the compensation of all other elected officers. This Committee also considers compensation plans for management and administers Millipore's Management Incentive Plan and equity incentive plans. (See "Management Development Compensation Committee Report on Executive Compensation at Millipore.") It has responsibility for the periodic examination of Millipore's overall compensation structure. In its development capacity, it reviews organizational concepts, the development and promotion potential of Millipore's senior level of management as well as its long range personnel needs and its training and education activities. This committee met three times during 1999.

  During 1999, the Millipore Board of Directors held six meetings. Members of the Board of Directors received an annual retainer of $19,000 ($21,000 effective April 27, 2000), plus $1,000 for each Directors meeting attended. Directors serving as Chair of the committees received an additional $2,500 annual fee. Mr. Zadel receives no compensation, other than that listed in the Summary Compensation Table below, for service as a Director. All Directors attended at least 75% of the Board and relevant committee meetings held during 1999.

  Directors may elect to defer all or any portion of their fees into Millipore Common Stock deferred compensation phantom stock units by entering into agreements with the Company whereby fees otherwise payable for services as a director are transferred to the director's deferred compensation stock unit account

("deferred account"). Each agreement provides for the conversion of amounts held in the deferred account into that whole number of deferred compensation phantom stock units based upon 100% of the fair market value of Millipore Common Stock on the conversion dates (either quarterly or semiannually) specified by the agreement ("Purchased Units"). Dividends declared on Millipore Common Stock are also credited to the director's deferred account in the form of Purchased Units. (See Footnote (1) to table on p. 24.) Upon retirement or earlier termination of service from the Board of Directors, the Purchased Units in the director's deferred account are converted to cash equivalents, based upon a formula specified in the agreement, and distributed in cash to the director in annual installments over ten years, or in a lump sum payment in the event of a director's death prior to retirement.

  In addition to the compensation set forth above, "Eligible Directors" (those who are not employees of Millipore) received stock options to purchase shares of Millipore Common Stock under the terms of the 1999 Stock Option Plan for Non-Employee Directors (the "1999 Plan") (approved by the Stockholders in April, 1999). Mr. Zadel is not an Eligible Director. Under the terms of the 1999 Plan, each Eligible Director receives an option to purchase 4,000 shares of Millipore Common Stock on the date of his or her first election, and thereafter automatically receives an additional option to purchase 2,000 shares of Millipore Common Stock at the first Board of Directors meeting following an Annual Meeting of Stockholders. The exercise price of each option is 100% of the fair market value (as defined in the 1999 Plan) at the time the option is granted. Each option becomes exercisable in annual cumulative increments of 25% commencing on the first anniversary of the date of grant. In the event of a recapitalization, stock dividend, split-up or combination of shares, an appropriate adjustment in the option price and number of shares granted shall be made. In the event of a consolidation or merger in which the Company is not the surviving corporation or which results in the acquisition of substantially all of the Company's assets, all outstanding options shall terminate except that the Board of Directors may, prior to the consummation of such transaction, accelerate the vesting of such options pursuant to a formula provided under the 1999 Plan or, in lieu thereof, may provide that any surviving or acquiring corporation grant replacement options. Unless otherwise agreed to by the Company, upon termination of service as a Director, options held by the Eligible Director which are not then exercisable shall terminate, except that exercise of options after termination of service as a Director is provided for in cases where such service terminates as a result of incapacity or death or after retirement (at the mandatory retirement age) of a director from the Board of Directors.

Management Development and Compensation Committee Report on Executive Compensation at Millipore

  The Management Development and Compensation Committee of the Board of Directors ("the Committee") has furnished the following report on its policies and procedures with respect to determining compensation for Millipore's executive officers for 1999. The tables and textual information set forth following the report (pp.16-20) disclose such compensation for the five most highly compensated executive officers for 1999.

  In establishing the amount of compensation in all forms for the Chief Executive Officer ("CEO") as well as the other executive officers of the Company, the Committee operates pursuant to a set of written "Guiding Principles." Operating pursuant to these Principles, the Committee annually establishes total targeted cash compensation (salary plus incentive payment expected to be earned if "target performance" (described below) is met) for the Chief Executive Officer and for the other executive officers as well. The total targeted cash compensation for the CEO is intended to be competitive with those of a group of companies to which

Millipore compares itself in terms of pay levels of the CEO and which represent those kinds of companies to which it would look for executive talent (the "Comparables"). Total targeted cash compensation is set near the midpoint of the total cash compensation paid to chief executive officers of the Comparables, taking into account an evaluation of the CEO's performance during the year. Total targeted cash compensation for substantially all of the other executive officers is simultaneously set within the same range by reference to data provided to Millipore by an outside consulting firm, on officers of the Comparables with similar job responsibilities. These Comparables are not all of the same companies that would be included in a peer group established to compare stockholder returns and are not the same companies included in the S&P Manufacturing-Diversified Industrial Index reflected in the performance graph on p. 15.

  Under the Management Incentive Plan which provides the variable portion of target cash compensation, levels of corporate performance are defined in relation to the corporate goals as "threshold" performance (minimum performance for which any incentive payment will be made); "target" performance (typically, the projected corporate performance); and "stretch" (a level of corporate performance considered to be outstanding). If corporate performance is below the target performance, but above the threshold, some incentive payment will be payable but not full target incentive payment; if corporate performance exceeds target, extra incentive payment will be payable. Target incentive opportunities ranged from 10% to 60% of base salary for participants (approximately 190 people in 1999) depending upon the participant's position and level of responsibility within the Company.

  The Committee approves the mix of corporate financial performance goals (including division and geographic financial performance goals for senior managers having divisional or geographic responsibilities) and individual performance goals that result in the actual incentive payment. Corporate financial performance comprises at least two thirds of the incentive payment entitlement of the CEO and those other executive officers with no particular divisional or geographical responsibility. Besides approving corporate and divisional goals, the Committee establishes personal goals for the CEO, and reviews the establishment by the CEO of the personal goals for the other executive officers.

  At the time of the submission of the annual corporate budget and based in part on the objectives reflected therein, the Committee reviews and approves for the subsequent year, the corporate performance goals and their respective "weights." At its December 1998 meeting, the Committee approved performance goals relating to growth in Sales, Contribution and Cash Flow for 1999. Growth in Sales was given the most "weight" and Contribution and Cash Flow were each given lesser weight. The Committee also established 1999 personal goals for the CEO which focused on increase in shareholder value; achievement of strategic initiatives and financial objectives; and implementation of management development and succession planning processes. Further, the Committee reviewed the establishment by the CEO of the personal goals for the other executive officers of the Company, which included continued development of market and product strategies to meet customer needs; implementation of information systems on a global basis; reinforcement of business processes and development and planning processes throughout the Company to build access to talent.

  Upon review (in December 1998) of the base salaries paid to the chief executive officers of the Comparables, Mr. Zadel's base annual compensation for 1999 was fixed at $630,000. The difference from the base salary he received in 1998 ($605,000) resulted from analysis of data for other executive officers with similar job responsibilities and took into account the base salaries paid by the Comparables to their chief executive officers as well as an evaluation of Mr. Zadel's performance during the year. That portion (i.e., 60% of base salary) of Mr. Zadel's total targeted cash compensation dependent upon the Company meeting its targeted (projected corporate performance) goals, was the same as in the prior year. Adjustments in the base salaries and target incentive payout opportunities of substantially all of the other executive officers for 1999 resulted as well. The number of stock options granted to Mr. Zadel in December 1999 was 130,000 and the number of shares of Restricted Stock awarded (effective January 3, 2000), 15,000.

  In establishing the total compensation for the CEO and the other executive officers in December, 1999, equity compensation was determined in accordance with the Guiding Principles. In addition to non-qualified stock options, Restricted Stock was included as a component of total equity compensation as an incentive to align executive officers' interests with corporate performance goals and stockholder values, and to retain key employees of senior management who are in positions to make substantial contributions to the successful conduct of Millipore and its business. (Total equity compensation as a percentage of total cash compensation increased over prior years, with stock options being the major portion of such equity compensation.)

  Stock Options are a form of equity incentive whereby all value in the stock option is associated with an increase in share value. Options are granted at fair market value and become exercisable in cumulative increments of 25% per year on each of the first four anniversaries after the date of the grant and expire ten years after the date of the grant. "Restricted Stock" refers to stock which may be forfeited by the executive upon termination of employment within a specified period (usually four years) for any reason other than death, disability or retirement or with respect to Restricted Stock awarded in December 1997 and subsequent years, to allow, at the discretion of the Committee, for certain accelerated vesting of these shares if certain corporate financial conditions are satisfied. During the pendency of such restrictions, the employee is entitled to receive dividends and to vote the Restricted Stock.

  The number of stock options and Restricted Stock for each executive officer are determined by taking certain percentages of the total targeted cash compensation for the current year and dividing that amount by the fair market value per share during the time the options and Restricted Stock are recommended. The percentages, which fall within a pre-set range, are set annually by the Committee for the CEO, and by the CEO (subject to approval of the Committee) for the other executive officers and depend in each case on subjective evaluation of the performance of the officer under consideration and, therefore, may vary from year to year. At the same time the Committee takes into account the total number of options and Restricted Stock previously granted which remain outstanding.

  At its meeting in February, 2000, the Committee reviewed the results of financial operations for 1999 and noted that corporate performance exceeded target (projected corporate) performance. Having determined that personal goals established for the CEO and the other executive officers had been completed satisfactorily, the Committee approved the incentive payments for the eligible group (paid in February 2000) in the amounts set forth in the Summary Compensation Table (p. 16).

  The Committee, at the February 2000 meeting, also reviewed and amended the Management Incentive Plan to more closely align variable compensation opportunities with the business dynamics of the industries and markets served by the Company. The Committee determined that the cyclical nature of certain market segments could result in inequitable incentive payments that did not reflect individual or divisional effort. In order to avoid such inequities, the Committee amended the Plan in establishing performance criteria for the year 2000 (and subsequent years) by modifying the levels of "threshold" and "stretch" achievement goals, for participants having divisional responsibilities, to align potential incentive payments more closely with divisional (not corporate) performance. The Committee also retained discretion to further adjust future payments under the Management Incentive Plan to maintain the Plan as a means of compensating senior management according to achievement of specific performance goals tied to strategic business priorities.

  The Company has, in the past, structured its variable compensation program to meet the requirements for a "performance based" plan under Section 162(m) of the Internal Revenue Code of 1986 (the "Code"). The Committee determined, however, that to retain maximum flexibility in administering the Management Incentive Plan, as amended, and to pay competitive compensation reflecting the business dynamics of the markets served by the Company, it may in the future authorize payments that may not meet the requirements of Section 162(m) of the Code.

  The Committee tests the salary and option decisions which are made for the CEO and for the other executive officers of Millipore by reference to data furnished by outside compensation consultants. These tests involve comparison of short-term and long-term awards made by Millipore with similar awards made by companies in a number of different groups for which statistics are available. Millipore periodically reviews with the assistance of outside experts in executive compensation the method by which it sets both total cash and equity compensation for its executives. Reviews by the Committee prior to that of 1999 referred to above were undertaken in 1997, 1994 and 1991.

  The foregoing report has been furnished by the Management Development and Compensation Committee.

                                          Robert E. Caldwell, Chairman
                                          Robert C. Bishop
                                          Samuel C. Butler

Comparative Performance Graph

  The graph below compares the five-year cumulative total return, including the reinvestment of all dividends, starting from "100" on December 31, 1994 through December 31, 1999, among Millipore, the S&P 500 Index and the S&P Manufacturing-Diversified Industrial Index (including Millipore). It assumes $100 invested on December 31, 1994 in each of the two indices and in Millipore.

                Comparison of Five Year Cumulative Total Return

                                    [CHART]
                             [PLOT POINTS TO COME]


                                    Year End

  --------------------------------------------------------------------------------------------
                                               Dec. 94 Dec. 95 Dec. 96 Dec. 97 Dec. 98 Dec. 99
  --------------------------------------------------------------------------------------------
   S&P 500                                     100.00  137.58  169.17  225.60  290.08  351.12
  --------------------------------------------------------------------------------------------
   S&P Manufacturing-Diversified Industrials   100.00  140.82  194.06  231.09  267.84  329.26
  --------------------------------------------------------------------------------------------
   MIL                                         100.00  171.58  174.27  144.36  122.28  169.10
  --------------------------------------------------------------------------------------------

The information which forms the basis for the graph above has been provided by Standard & Poor's Compustat, a division of McGraw-Hill.

Executive Compensation

  The following table sets forth all cash compensation as well as certain other compensation paid or accrued through March 3, 2000, to each of the five most highly compensated key policy making executive officers for services rendered in all capacities to Millipore and its subsidiaries during each of Millipore's fiscal years ended December 31, 1999, 1998 and 1997.

                          Summary Compensation Table

                                                         Long Term
                          Annual Compensation*         Compensation**
                         -----------------------  ------------------------
                                                           Awards
                                                  ------------------------
Name and Principal                                Restricted  Securities
Position or Number in                                Stock    Underlying      All Other
Group                    Year Salary(1) Bonus(2)   Awards(3) Options(#)(4) Compensation(5)
---------------------    ---- --------  --------  ---------- ------------- --------------
C. William Zadel........ 1999 $630,000  $631,260   $579,375     130,000       $ 55,248
 Chairman, President and 1998  605,004         0    283,125      46,000         74,853
 Chief Executive Officer 1997  550,000   241,901    190,050      43,000         58,410
Douglas B. Jacoby....... 1999 $338,004  $282,323   $      0           0       $ 29,743
 Vice President          1998  328,000         0     92,263      23,300         37,961
                         1997  288,456    76,122     69,572      15,300         33,060
Hideo Takahashi......... 1999 $321,809  $331,916   $193,125      35,000       $108,096
 Vice President and      1998  321,000         0     94,847      22,900        251,938
 President, Nihon        1997  298,017    86,237     71,269      15,800        100,061
 Millipore Ltd.
Francis J. Lunger....... 1999 $309,000  $279,601   $463,500      80,000       $ 27,168
 Vice President and
  Chief                  1998  294,000         0     86,353      20,900         31,898
 Financial Officer and   1997  136,564    75,618     66,178      59,700         11,157
 Treasurer (7/1/97--
 1/10/2000)
Michael P. Carroll...... 1999 $260,005  $242,167   $ 96,563      22,000       $ 27,026
 Vice President          1998  250,000         0     73,613      20,700         34,363
                         1997  200,004    90,301     49,209      10,600         23,240

Footnotes to Summary Compensation Table

* Column captioned "Other Annual Compensation" (personal benefits and perquisites) has not been included, as compensation in the form of personal benefits for 1999 did not exceed the lesser of $50,000 or 10% of compensation (salary plus bonus) reported for executive officers individually.

** Column captioned "Payouts" has not been included because Millipore does not have any long term incentive plans.

(1) Includes amounts deferred pursuant to Section 401(k) of the Internal Revenue Code during the fiscal years specified. Amount set forth for Mr. Lunger for 1997 is for the six-month period commencing with his election on July 1, 1997 as Vice President, Chief Financial Officer and Treasurer of Millipore. Mr. Lunger was appointed Executive Vice President and Chief Operating Officer of the Company on January 10,

   2000 and resigned as Chief Financial Officer and Treasurer upon the appointment of Kathleen B. Allen as Vice President, Chief Financial Officer and Treasurer. Mr. Jacoby resigned as Vice President of the Company on January 10, 2000. Amount set forth for Mr. Takahashi has been converted from local currency to U.S. dollars based on the foreign currency exchange rate for December 31 in each of the years indicated.

(2) Amounts set forth for 1997 and 1999 indicate amounts paid in 1998 and 2000, respectively, under the Management Incentive Plan for the achievement of corporate performance and personal goals in each of the prior years. No payments were made in 1999 as corporate performance goals were not achieved in 1998. (See "Management Development and Compensation Committee Report on Executive Compensation at Millipore"). Amount set forth for Mr. Lunger for 1997 is for the six-month period commencing July 1, 1997. Amount set forth in 1997 for Mr. Carroll includes a one time payment of approximately $35,000 in recognition of his performing services as Chief Financial Officer of the Company, as well as President of Millipore Asia Ltd., during the six (6) month period ending June 30, 1997.

(3) The value of Restricted Stock is determined by multiplying the number of shares of Restricted Stock awarded by the closing price of Millipore Common Stock on the effective date of the grant. On January 3, 2000, the following executive officers held the total number/current market value of Restricted Stock (including awards relating to compensation in 1999 and determined by multiplying the number of shares by the closing price of Millipore Common Stock on December 31, 1999 ($38.625 per/share)): Mr. Zadel, 40,600 shares/$1,568,175; Mr. Jacoby, 5,450 shares/$210,507; Mr.
    Takahashi, 10,450 shares/$403,632; Mr. Lunger, 17,000 shares/$656,625 and
    Mr. Carroll, 6,550 shares/$252,994. Dividends are paid on Restricted Stock at the same rate as are paid to all stockholders. Included within the shares of Restricted Stock held by executive officers are certain shares subject to accelerated release of the restrictions as provided by the Millipore Corporation Long Term Restricted Stock (Incentive) Plan in effect prior to April 1999 (the "Plan"): Mr. Zadel: 5,200 shares;
    Mr. Takahashi, 1,817 shares; Mr. Lunger, 1,667 shares and Mr. Carroll, 1,350 shares. (With respect shares of Restricted Stock released to Mr. Jacoby, see "Executive Termination Agreements," p. 23). The Plan provided for the accelerated release of restrictions on certain shares awarded in 1998 and 1999 upon the achievement of corporate performance goals established by the Management Development and Compensation Committee at the time of the awards. Corporate performance goals for 1999 with respect to an increase in earnings per share having been met, restrictions on one third of each award of Restricted Stock granted in 1998 and 1999 were accelerated and the shares vested on January 19, 2000.

(4) Stock options are granted by the Committee in December of each year and relate to the total cash compensation of the named executive officer for the current year. (See "Stock Options Granted in 1999" and "Management Development and Compensation Committee Report on Executive Compensation at Millipore.")

(5) Includes: (a) amounts contributed by the Company under its tax-qualified defined contribution profit sharing plan to Messrs. Zadel, Jacoby, Lunger and Carroll of $10,548 each; (b) Company "matching" contributions on compensation deferred pursuant to its tax-qualified plan under Section 401(k) of the Internal Revenue Code of $2,500, $5,000, $1,250 and $2,050
    to Messrs. Zadel, Jacoby, Lunger and Carroll respectively; (c) total amounts deferred under the Company's non-qualified supplemental defined contribution and savings plans to provide certain executives with benefits that would otherwise be lost by reason of restrictions imposed by the Internal Revenue Code limiting the amount of compensation which may be deferred under tax-qualified plans: $42,200, $14,195, $4,904, and $12,800, to Messrs. Zadel, Jacoby, Lunger and Carroll, respectively; (d) amount accrued in 1999 in a non-qualified deferred compensation account ($10,466) to provide Mr. Lunger with those benefits provided by the Company's defined contribution and defined benefit plans as if he had met the eligibility requirements for those plans for that period of time until he actually met such requirements (August 1999), at which time sums held in the account were transferred to the Supplemental Plan (see "Pension Plans" p. 21) and the deferred compensation account was terminated; and (e) $1,627 imputed interest on the loan to Mr. Carroll (see "Indebtedness of Management," p. 22). Amounts included for Mr. Takahashi represent annual accruals by Nihon Millipore Ltd. for a retirement allowance under the Nihon Millipore Ltd. Directors Retirement Plan. (See "Pension Plans.")

Stock Options Granted in 1999

  The following table shows, as to those executive officers of Millipore listed in the Summary Compensation Table (i) the number of shares of Millipore Common Stock, $1.00 par value, subject to stock options granted under the Millipore Corporation 1999 Stock Incentive Plan ("1999 Plan") (approved by Stockholders in April 1999) during the period January 1, 1999-December 31, 1999, (ii) the percentage that each grant represents of the total number of shares subject to stock options granted under the 1999 Plan to all employees during the period; (iii) the exercise price; (iv) the expiration date and (v) the present value per option at the date of grant (December 9, 1999) of the options granted using the Black-Scholes methodology. Under the 1999 Plan, no options may be granted to Directors who are not employees of Millipore.

                                        Individual Grants(1)
                      --------------------------------------------------------
                       Number of  % of Total
                      Securities   Options                          Grant Date
                      Underlying  Granted to Exercise or             Present
                        Options   Employees  Base Price  Expiration    Value
        Name          Granted (#)  in 1999    ($/Share)     Date    ($12.89)(2)
        ----          ----------- ---------- ----------- ---------- ----------
C. William Zadel.....   130,000     10.68%     $35.125   12/9/2009  $1,675,700
Douglas B. Jacoby....       --        --           --          --          --
Hideo Takahashi......    35,000      2.88%     $35.125   12/9/2009  $  451,150
Francis J. Lunger....    80,000      6.57%     $35.125   12/9/2009  $1,031,200
Michael P. Carroll...    22,000      1.80%     $35.125   12/9/2009  $  283,580

(1) The 1999 Plan provides that all options shall be exercisable at a price of not less than 100% of the fair market value of Millipore Common Stock on the date of grant, subject to adjustment by the Board of Directors to reflect stock splits or stock dividends. Options become exercisable in annual cumulative increments of 25% commencing on the first anniversary of the date of grant and all options expire no later than 10 years after the date of grant. Unless otherwise agreed to by the Company or as may be otherwise provided by the 1999 Plan, options expire ninety days after termination of employment, except the 1999 Plan provides automatically for continued vesting and ability to exercise stock options previously granted for a fixed period of time after retirement (at a certain age and with a certain number of years of service) from the Company. Options can be exercised by delivery of cash or shares of Millipore Common Stock having a fair market value on the date of delivery equal to the full purchase price.

(2) The fair market value of each option granted is estimated on the date of the grant using the Black-Scholes model with the following assumptions in 1999: risk free interest rate of 6.23%; expected life of five years; expected volatility of 35% and no expected annual dividend increase.

Aggregated Option Exercises in Fiscal Year 1999 and December 31, 1999 Values of Unexercised Stock Options

  The following table shows, as to those executive officers of Millipore listed in the Summary Compensation Table above, information with respect to unexercised options to purchase Millipore Common Stock granted in 1999 and prior years under the Millipore Corporation 1999 Stock Incentive Plan (and the predecessor 1995 and 1985 Combined Stock Option Plans).

                                                         Number of
                                                        Securities
                                                        Underlying         Value of
                                                        Unexercised   Unexercised In the
                                                        Options at     Money Options at
                            Shares                       12/31/99        12/31/99 (2)
                         Acquired on       Value       Exerciseable/    Exerciseable/
          Name           Exercise (#) Realized ($)(1)  Unexercisable    Unexercisable
          ----           ------------ --------------- --------------- ------------------
C. William Zadel........         0              0     153,000/226,000 $  181,437/836,750
Douglas B. Jacoby.......    42,500       $952,079       71,425/29,775 $  478,500/182,198
Hideo Takahashi.........     9,200       $167,375      103,150/63,250 $1,441,271/302,214
Francis J. Lunger.......         0              0      35,075/125,525 $   63,020/444,255
Michael P. Carroll......         0              0       49,675/45,625 $   43,630/236,343

(1) Measured by the difference between the exercise price of the option and the fair market value of Millipore Common Stock on the date of exercise (prior to the payment of taxes).

(2) Measured by the difference between the closing market value of Millipore Common Stock on December 31,1999 ($38.625 per share) and the exercise price of the option (prior to the payment of taxes).

Pension Plans

  The table below shows the estimated annual benefits payable in 1999 under the Retirement Plan and the Supplemental Plan. Retirement benefits shown are based upon retirement at age 65 and the payment of a single life annuity, to persons in the specified compensation and years of service categories:

                          Estimated Annual Minimum Retirement Benefits for
                                 Indicated Years of Credited Service
                         ------------------------------------------------------
Average Earnings During
     Five Highest
 Consecutive Years in
Fifteen Years Prior To                                          30 (and more
      Retirement              15           20           25       than 30)(1)
-----------------------  ------------ ------------ ------------ ---------------
       $125,000                24,826       33,101       41,376       49,651
       $150,000                30,263       40,351       50,438       60,526
       $175,000                35,701       47,601       59,501       71,401
       $200,000                41,138       54,851       68,563       82,276
       $225,000                46,576       62,101       77,626       93,151
       $250,000                52,013       69,351       86,688      104,026
       $300,000                62,888       83,851      104,813      125,776
       $350,000                73,763       98,351      122,938      147,526
       $400,000                84,638      112,851      141,063      169,276
       $450,000                95,513      127,351      159,188      191,026
       $500,000               106,388      141,851      177,313      212,776
       $550,000               117,263      156,351      195,438      234,526
       $600,000               128,138      170,851      213,563      256,276
       $650,000               139,013      185,351      231,688      278,026
       $700,000               149,888      199,851      249,813      299,776
       $750,000               160,763      214,351      267,938      321,526
       $800,000               171,638      228,851      286,063      343,276

(1) There is no additional benefit payable under the Retirement Plan for years of service in excess of 30.

  The Retirement Plan for Employees of Millipore Corporation ("Retirement Plan") is a tax-qualified defined benefit "floor" plan which is designed to coordinate with the benefits available to participants under the Company's tax-qualified defined contribution profit sharing plan ("Participation Plan") to provide certain retirement benefits to eligible employees. An eligible employee receives benefits under the Retirement Plan to the extent that the benefits under the Participation Plan are inadequate to provide the minimum level of benefits specified by the Retirement Plan. There is no deduction or offset from benefits payable to employees under the Retirement Plan for amounts employees receive from Social Security or other sources. The Retirement Plan provides a minimum level of benefits based on service and earnings prior to retirement (which earnings are computed in the same manner as the cash compensation amounts set forth in the Summary Compensation Table) with a reduction in the benefit formula for less than thirty years of service. The benefits set forth in the Table above represent the minimum level of benefits specified by the Retirement Plan formula (without any offset for the Participation Plan balance).

  Millipore also maintains a supplemental non-qualified excess benefit plan (the "Supplemental Plan"), to operate in conjunction with the Company's tax qualified plans (i.e., Retirement Plan, Participation Plan and Savings (section 401(k)) Plan) to provide certain "key" employees (13 persons) with the benefits such employees would otherwise be entitled to receive under the tax-qualified plans except for the limitations and restrictions imposed by the Internal Revenue Code (the "Code") limiting the amount of retirement benefits and deferred compensation that may be received under the Company's tax-qualified plans. The Supplemental Retirement and Participation Plans provide these employees with benefits equal to the benefits such employees would be entitled to receive under the terms of the tax-qualified Retirement and Participation Plans (see above) if the benefits payable from those plans were not limited by the provisions of the Code. The Supplemental Savings Plan allows for supplemental salary deferrals and employer "matching" contributions to those deferrals and contributions made under the tax-qualified savings plan investment options (including a "mirror image" Millipore Common Stock fund). Participant accounts in the "mirror image" stock fund are credited with deferred compensation stock units (in lieu of shares of Millipore Common Stock) on the last business day of each month, based on the average closing price of Millipore Common Stock during that month. Dividends payable on Millipore Common Stock are also credited to the "mirror image" stock fund as deferred compensation stock units. Executive Officers subject to Section 16 of the Securities Exchange Act of 1934, as amended, may not effect an intraplan transfer of Millipore Common Stock (including deferred compensation stock units) more than once in any six month period. In the event of a Participant's termination of employment, distributions from the Supplemental Plan are made on the same basis as under the tax-qualified plans.

  Officers participate in the Retirement Plan on the same basis as other Millipore employees. As of December 31, 1999 full years of credited service under the Retirement Plan for certain officers were: Mr. Zadel--3 years; Mr. Jacoby--24 years, Mr. Lunger--2 years and Mr. Carroll--13 years.
Mr. Takahashi, who is ineligible to participate in the Retirement Plan for U.S. employees, participates in the Nihon Millipore Directors Retirement Plan (the "Nihon Retirement Plan") for certain members of senior management (currently eight participants) of Nihon Millipore Ltd. Nihon Millipore Ltd. accrues amounts annually based on a percentage of the participant's annual salary. The Nihon Retirement Plan provides a basic retirement allowance for participants based on factors including final monthly salary, length of service and positions held within Nihon Millipore Ltd. during employment. Payments are made in one lump sum upon retirement.

Indebtedness of Management

  In the Fall of 1999 Michael P. Carroll resigned his position as President of Millipore Asia Ltd. (Hong Kong) and accepted the position of Vice President/General Manager of the Company's Microelectronics Gas Process Division in Allen, Texas. To assist with his relocation from Hong Kong, the Company entered into an agreement and Promissory Note (the "Note") with Mr. Carroll in December 1999 to provide him with a loan of $450,000 for the purchase of his residence in Texas. The Note provides that the loan will bear no interest for 36 months from the date of issue, and will bear interest at the prime rate then prevailing on any agreed to extensions. Under the Internal Revenue Code of 1986, however, interest on the loan is deemed to be compensation (see Footnote (5) to "Summary Compensation Table," p. 18). The loan is secured by certain real and personal property owned by Mr. Carroll.

Executive Termination Agreements

  Millipore has entered into agreements with Messrs. Zadel, Jacoby, Takahashi, Lunger and Carroll as well as three other executive officers and three senior managers, to provide them with certain severance benefits in the event of an actual or impending "Change of Control" of Millipore. In substance, a Change of Control shall be deemed to have occurred when any person becomes the beneficial owner, directly or indirectly, of 20% of Millipore's then outstanding Common Stock or if those members who constituted a majority of the Board of Directors cease to be so. An "Impending Change of Control" means any event or circumstances which gives rise to a threat or likelihood of a Change of Control, whether or not it is approved by Millipore's management or directors.

  The executive officers who have entered into agreements with Millipore will be provided with benefits in the event that their employment with Millipore is terminated pursuant to or following a Change of Control. Each agreement provides that if the executive officer remains in Millipore's employ for at least 6 months following an event giving rise to an Impending Change of Control and, pursuant to or following a Change of Control, the employment of the executive officer is terminated, the executive officer will then receive the severance benefits. Generally, these benefits include: a lump sum termination payment equal to two times the highest amount of target total cash compensation received in any twelve month period during the past 3 years (if such provisions had been triggered during 1999, the amounts payable to Messrs. Zadel, Jacoby, Takahashi, Lunger and Carroll would have been $1,693,810, $808,244, $794,420 $739,236 and $680,602, respectively), medical, dental and life insurance benefits, and a supplemental retirement benefit at age 65 for those executives whose tenure with Millipore at the time of such termination is less than that required under the Retirement Plan for full retirement benefits to make up either in whole or in part for any such shortfall. Further, in the event of an Impending Change of Control, options for purchase of shares of Common Stock become exercisable immediately; shares of restricted stock become free of any restrictions and executive officers are given the right to sell to Millipore all shares held (or acquired within 90 days following a Change of Control) at a price equal to the highest price paid within 90 days prior to the exercise of such right.

  On January 10, 2000, Douglas B. Jacoby resigned as Vice President of Millipore. The Company entered into an agreement with Mr. Jacoby providing for salary continuation (total target compensation) for two years ($507,000/yr.); continuation of certain health benefits; and executive outplacement services. In addition, the vesting schedule for all unexercised stock options and Restricted Stock held by Mr. Jacoby accelerated to the date of his resignation.

Certain Relationships and Related Transactions

  During 1999, Bristol-Myers Squibb Company purchased an aggregate of approximately $8.3 million of products from Millipore and its subsidiaries. Richard J. Lane, a Director of Millipore since September 1999, is currently President, Worldwide Medicines, Bristol-Myers Squibb Company. The relationship between Millipore and Bristol-Myers Squibb Company predates by many years Mr. Lane's election as a Director.

                      Ownership of Millipore Common Stock

Management Ownership of Millipore Common Stock

  The following table sets forth information concerning the number of shares of Millipore Common Stock, $1.00 par value, beneficially owned, directly or indirectly, by each Director or nominee; each of the five most highly compensated executive officers and all directors and executive officers as a group on March 10, 2000 (January 10, 2000 with respect to Mr. Jacoby). This information is based on information provided by each Director, nominee and executive officer and the listing of such securities is not necessarily an acknowledgment of beneficial ownership. Unless otherwise indicated by footnote, the Director, nominee or officer held sole voting and investment power over such shares.

                                                             Amount and
                                                             Nature of
                                                               Shares
                                                            Beneficially   % of
                    Name of Beneficial Owner                  Owned (1)    Class
                    ------------------------                ------------   -----
      Daniel Bellus........................................        --       --
      Robert C. Bishop.....................................    7,183.9       *
      Robert E. Caldwell...................................    9,043.8       *
      Michael P. Carroll...................................   66,944.3       *
      Elaine L. Chao.......................................    2,919.8       *
      Maureen A. Hendricks.................................   14,576.8       *
      Mark Hoffman.........................................   24,814.7       *
      Douglas B. Jacoby....................................     86,952       *
      Richard J. Lane......................................      377.2       *
      Francis J. Lunger....................................   51,850.1       *
      Thomas O. Pyle.......................................   32,077.4       *
      John F. Reno.........................................   21,589.7       *
      Hideo Takahashi......................................    181,060       *
      C. William Zadel.....................................  234,265.9       *
      All Directors and Executive Officers as a Group
       (22 persons including those listed above):..........  1,103,371(2)

* None of these officers or directors owns as much as 1.0% of Millipore Common Stock.

(1) Included in the shares listed as beneficially owned are (i) shares subject to stock options under the Millipore Corporation 1999 Stock Option Plan for Non-Employee Directors (and the predecessor 1989 Plan) which the following directors have the right to acquire within 60 days: Messrs. Hoffman and Pyle, 17,000 shares each; Mr. Reno, 13,000 shares, Mrs. Hendricks, 9,500 shares, Mr. Caldwell, 6,000 shares, Mr. Bishop, 3,500 shares and Ms. Chao, 1,500 shares; (ii) shares subject to stock options under the Millipore Corporation 1999 Stock Incentive Plan (and the predecessor 1995 and 1985 Combined Stock Option Plans) which the following executive officers have the right to acquire within 60 days: Mr. Zadel, 183,000 shares; Mr. Jacoby, 89,587 shares; Mr. Takahashi, 103,150 shares; Mr. Lunger, 35,075 shares and Mr. Carroll, 49,675 shares. Included in the shares listed as beneficially owned are deferred compensation phantom stock units ("Purchased Units") credited to the deferred compensation accounts of the following directors: Mr. Bishop, 2,183.9 units; Mr. Caldwell, 1,043.8 units; Ms. Chao, 1,419.8 units; Mrs. Hendricks, 3,576.8 units; Mr. Hoffman, 706.7 units; Mr. Lane, 377.2 units; Mr. Pyle, 11,074.4 units and Mr. Reno, 6,589.7 units. Purchased units are payable only in cash upon the Director's retirement or earlier termination of service from the Board of Directors. (See "Committees, Meetings and Fees of Directors" at p. 10.) Also included are 1,192.1 deferred compensation phantom stock units and 558.1 deferred compensation phantom stock units credited to the accounts of Messrs. Zadel and Lunger, respectively, under the Company's non-qualified Supplemental Plan (see Pension Plans at p. 21), and acquisitions by Messrs. Zadel and Carroll of 664.8 shares and

   715.6 shares, respectively, under the Company's 1995 Employees' Stock Purchase Plan, as amended (approved by the Stockholders in April 1999)(the "Plan"). All regular employees, including executive officers (approximately 2600 employees in 1999) are eligible to participate in the Plan. The Plan provides for a series of annual offerings, commencing on June 1st ("Offering Date"), and permits eligible participants to purchase shares of Millipore Common Stock by means of payroll deduction at the lower of 85% of the Fair Market Value on the Offering Date or 85% of the Fair Market Value on the last day of August, November, February and May ("Alternate Offering Dates"). The Plan provides for certain limitations on the maximum amount of payroll deductions to purchase shares and the maximum number of shares that can be purchased by any participant during an Offering Period. It is intended that the Plan constitutes an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986.

(2) Includes 769,995 shares subject to acquisition by Directors and Officers within 60 days through the exercise of stock options. The foregoing aggregate figure represents approximately 2.4% of the issued and outstanding stock on such date.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934 requires Millipore's Directors and Officers and persons who own more than 10 percent of Millipore's Common Stock to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Millipore Common Stock. Millipore is required to disclose in its proxy statement any failure to file these reports by the required due dates. All of these filing requirements were satisfied. Millipore has relied solely on written representations of its Directors and Officers and copies of the reports they have filed with the Securities and Exchange Commission.

Other Principal Holders of Millipore Common Stock

  As of March 3, 2000 the following persons are believed by Millipore to be the beneficial owners of more than 5% of Millipore Common Stock, Millipore's only class of voting securities.


                                                            Amount and
                                                             nature of   Percent
                                                            beneficial     of
           Name and address of beneficial owner              ownership    class
           ------------------------------------             -----------  -------
PRIMECAP Management Company................................ 5,511,710(1)  12.18%
 225 South Lake Avenue #400
 Pasadena, CA 91101-3005
Capital Research and Management Company ("CRMC")........... 2,880,600(2)    6.4%
 333 South Hope Street
 Los Angeles, CA 90071


(1) Of the shares reported as beneficially owned by PRIMECAP Management, a registered investment company, it has sole voting power with respect to 1,170,710 of such shares and sole dispositive power with respect to all of such shares. Of the total number of shares reported by PRIMECAP Management Company, Vanguard/PRIMECAP Fund, Inc. of Valley Forge, Pa reports as beneficially owned 2,820,000 shares over which it has sole voting power.

(2) CRMC, a registered investment adviser, has sole dispositive power (but no voting power) with respect to all of such shares and specifically disclaims beneficial ownership with respect to all shares.

  The foregoing information is based upon Schedule 13G reports filed with the Securities and Exchange Commission by the above beneficial owners in January-February, 2000.

                                  ACCOUNTANTS

  Since 1970, PricewaterhouseCoopers, L.L.P., or its predecessor independent public accountants, have reported on Millipore's annual financial statements, based on the recommendation of the Audit and Finance Committee of the Board of Directors. The Audit and Finance Committee has elected PricewaterhouseCoopers, L.L.P as Millipore's independent public accountants for fiscal 1999 and has also reviewed and approved the scope and nature of the services to be performed for Millipore by that firm. Representatives of PricewaterhouseCoopers, L.L.P. are expected to be present at the Annual Meeting to make a statement if they wish to do so, and to respond to appropriate stockholder questions. See "Management and Election of Directors" for names of those Directors comprising the Audit and Finance Committee.

  Millipore's financial statements for 1999 were examined and reported upon by PricewaterhouseCoopers, L.L.P. In connection with this examination they also reviewed Millipore's Annual Report, its quarterly financial statements and its filings with the Securities and Exchange Commission, examined and reported upon the financial statements of Millipore's retirement plans, and provided consultation concerning the financial statement implications of various matters under consideration.

                             STOCKHOLDER PROPOSALS

  The deadline for receipt of stockholder proposals for inclusion in Millipore's 2001 Proxy Statement is November 19, 2000. To be included, all proposals must be in conformity with the rules of the Securities and Exchange Commission and must be received by Millipore at 80 Ashby Road, Bedford, Massachusetts 01730. Attention: Jeffrey Rudin, Clerk, Millipore Corporation, on or before the foregoing date.

  The deadline for receipt of timely notice of stockholder proposals for submission to the Millipore 2001 Annual Meeting of Stockholders without inclusion in Millipore's 2001 Proxy Statement is February 2, 2001. Unless such notice is received by Millipore at 80 Ashby Road, Bedford, Massachusetts 01730, Attention Jeffrey Rudin, Clerk, Millipore Corporation, on or before the foregoing date, proxies with respect to such meeting will confer discretionary voting authority with respect to any such matter.

                            FORM 10-K ANNUAL REPORT

Stockholders may obtain without charge a copy of Millipore's Annual Report on Form 10-K for the year ended December 31, 1999, by writing to Geoffrey E. Helliwell, Director of Investor Relations, Millipore Corporation, 80 Ashby Road, Bedford, Massachusetts 01730.

                                OTHER BUSINESS

  The Board of Directors is not aware of any other business to come before the Annual Meeting. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment as to such matters.

                                          Millipore Corporation

March 17, 2000

MILLIPORE
                                              YOUR PROXY CARD IS ATTACHED BELOW.
                                                         YOUR VOTE IS IMPORTANT.

Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by returning your proxy in the enclosed envelope.



MLI27A
                                  DETACH HERE

[X] Please mark votes as in this example.

This proxy is solicited on behalf of the Board of Directors and unless otherwise specified in the boxes provided, this proxy will be voted IN FAVOR of all nominees and in the discretion of the named proxies as to any other matter that may come before the Meeting.

1.  Election of Directors

    The undersigned GRANTS authority to elect as directors the following nominees:

    Nominees:  (01) Mark Hoffman, (02) John F. Reno, (03) C. William Zadel

    FOR ALL NOMINEES [ ]        [ ] WITHHELD FROM ALL NOMINEES


    [ ] ______________________________________
        For all nominees except as noted above


MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [ ]

Please sign exactly as your name appears hereon. Joint Owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


Signature: ___________________________________ Date: _____________________

Signature: ___________________________________ Date: _____________________

MLI279
                                  DETACH HERE

                                     PROXY

                             MILLIPORE CORPORATION

                 Annual Meeting of Stockholders April 27, 2000

        The undersigned hereby constitutes and appoints C. WILLIAM ZADEL, KATHLEEN B. ALLEN and JEFFREY RUDIN, and each of them singly, proxies and attorneys of the undersigned with full power of substitution, to vote all shares of Common Stock of Millipore Corporation ("Millipore") held by the undersigned or in respect of which the undersigned would be entitled to vote or act at the Annual Meeting of Stockholders of Millipore to be held in Bedford, Massachusetts on April 27, 2000 and at any adjournments of said meeting (except as expressly limited on the reverse side) which the undersigned would possess if personally present. All proxies heretofore given by the undersigned in respect of said meeting are hereby revoked.

                          (Continued on reverse side)
------------------------                               ------------------------
   SEE REVERSE SIDE                                        SEE REVERSE SIDE
------------------------                               ------------------------